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                                                                 EXHIBIT 10.13.1


                        MASTER EQUIPMENT LEASE AGREEMENT

Agreement No.                                     Dated as of September 15, 1999
             -----------------------

                                      among

                        GATX TELECOM INVESTORS I, L.L.C.,

                                   as Lessor,

                         TELERGY NETWORK SERVICES, INC.

                                    as Lessee

                                       and

                                  TELERGY, INC.

                                    as Parent

                        LESSOR'S COMMITMENT: $35,000,000




Initial Rent Factor:       7.601%                Initial Lease Term: 48   months
                        --------                                   ------

Treasury Base Rate:         5.91%           Treasury Note Maturity:  48   months
                        --------                                   ------

Initial Implicit Rate:        11%
                        --------

                 Commitment Termination Date: September 15, 2000

       The terms and information set forth on this cover page are a part of the MASTER EQUIPMENT LEASE AGREEMENT, dated as of the date first written above (this "Lease"), entered into by and among GATX TELECOM INVESTORS I, L.L.C. ("Lessor"), TELERGY NETWORK SERVICES, INC. ("Lessee") and TELERGY, INC. ("Parent"), the terms and conditions of which are as follows:


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       LESSOR'S OBLIGATIONS UNDER THIS LEASE AND EACH SCHEDULE ARE SUBJECT TO
THE PRIOR SATISFACTION OF THE CONDITIONS SET FORTH ON RIDER I HERETO.

       1. DEFINITIONS: Unless otherwise defined in this Lease (which term shall include the cover page, any Rider, any Exhibit or any Schedule hereto), capitalized terms shall have the following meanings:

       "Additional Guarantor" means any Person which becomes a party to this Lease by executing a Guarantor Joinder in the form of Exhibit K hereto.

       "Adjusted Indebtedness" means Indebtedness of Lessee less Indebtedness of Lessee represented by Capital Lease Obligations, mortgage financing or purchase money obligations and Indebtedness of Lessee owed to Parent or any Person required to become an Additional Guarantor hereunder.

       "Affiliate" with respect to any Person, shall mean (i) any director, officer or employee of such Person, (ii) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and (iii) any Person beneficially owning or holding 5% or more of any class of voting securities of such Person or any corporation of which such Person beneficially owns or holds, in the aggregate, 5% or more of any class of voting securities The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliate," when used herein without reference to any Person, shall mean an Affiliate of Parent.

       "Business Plan" shall mean the Business Plan of Parent dated as of July 26, 1999, attached hereto as Exhibit G; provided, that upon approval of a Revised Business Plan by Lessor, "Business Plan" shall mean the Revised Business Plan so approved.

       "Capitalized Costs" shall mean all amounts incurred in connection with the implementation of the network infrastructure described in the Business Plan which are capitalized in accordance with GAAP.

       "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and for purposes of this Lease, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

       "Commitment Termination Date" means the date set forth opposite such term on the cover page of this Lease or such earlier date on which Lessor terminates its commitment to fund Schedules pursuant to the terms of this Lease.

       "Communications Act" shall mean the Communications Act of 1934, as amended, and the rules and regulations issued thereunder, as in effect from time to time.

       "Consolidated Tangible Net Worth" shall mean, with respect to any Person and as of any date of determination, the Tangible Net Worth of such Person and its Subsidiaries, on a consolidated basis determined in accordance with GAAP.



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       "Credit Facilities" mean, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lender or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

       "Discount Rate" means, as of any date of determination, the lesser of (i) the then current per annum interest rate for one-year United States treasury bills as set forth in The Wall Street Journal on such date and (ii) six percent (6%).

       "Disqualified Stock" means, with respect to any Person, any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to January 1, 2005.

       "EBITDA" means, with respect to Parent and its Subsidiaries on a consolidated basis for any period, the consolidated net income for such period, computed in accordance with GAAP, plus, to the extent deducted in computing such consolidated net income and without duplication, the sum of (a) income tax expense for such period, (b) interest expense for such period, (c) depreciation and amortization expense for such period, and (d) extraordinary losses during such period minus, to the extent added in computing such consolidated net income and without duplication, extraordinary gains during such period.

       "Eligible Equipment" means all assets, rights and properties, whether tangible or intangible, for use in the business of telephony, data transport, internet access and other related telecommunications services, including, without limitation, fully configured DMS-500 switches manufactured by Nortel, Tellabs DACs, Ascend ATM switches, digital loop carriers, digital access cross connect systems, other peripheral equipment, system software, any upgrades, fiber optic cable and connections to local tandems, leasehold improvements, transmission equipment, IP switches, servers, routers and related equipment and other ancillary hardware necessary for the installation and operation of a switch room or central office and co-location with other telecommunications providers, which are in each case reasonably acceptable to Lessor as to value and type, and Capitalized Costs related thereto. Eligible Equipment shall also include Operations Support Systems and other related software and hardware products integral to developing viable telephony, data transport, internet access and related telecommunications businesses, in each case reasonably acceptable to Lessor as to value and type.

       "Environmental Law" means the Resource Conservation and Recovery Act of 1987, the Comprehensive Environmental Response, Compensation and Liability Act, and any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree (in each case having the force of law) regulating or imposing liability or standards of conduct concerning any Hazardous Materials or other hazardous, toxic or dangerous waste, constituent, or other substance, whether solid, liquid or gas, as now or at any time hereafter in effect.

       "Equipment" means all Units, whether consisting of tangible or intangible items, listed in any Schedule together with all replacement parts, additions, accessions and accessories to such Units.



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       "Equity Securities" of any Person shall mean (a) all common stock,
Preferred Stock, including without limitation, Disqualified Stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

       "Event of Default" shall have the meaning set forth in Section 13 hereof.

       "Fair Market Value" shall have the meaning set forth in Section 4(b).

       "Fair Rental Value" shall have the meaning set forth in Section 4(b).

       "FCC" shall mean the Federal Communications Commission or any successor thereto.

       "FCC Licenses" shall mean any FCC license, permit, certificate, ordinance, approval or other authorization, or any renewal or extension thereof issued by the FCC.

       "FCC Rules" shall mean the rules, regulations and policies of the FCC.

       "Fiber Projection Schedule" means those projections set forth on Exhibit I attached hereto.

       "Financial Statements" shall mean, with respect to any accounting period for any Person, statements of operations and cash flow of such Person for such period and, if applicable, year-to-date, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP, except, as to unaudited statements, for the absence of footnotes and normal year-end audit adjustments. Unless otherwise indicated, each reference to Financial Statements of any Person shall be deemed to refer to Financial Statements prepared on a consolidated basis.

       "Funding Date" shall mean, with respect to any Schedule, the date first set forth on such Schedule.

       "GAAP" shall mean (i) for purposes of determining compliance with the covenants set forth in Sections 12(d) and 12(e) of this Agreement, generally accepted accounting principles and practices as in effect in the United States of America on the date hereof, and (ii) for any other purpose, generally accepted accounting principles and practices as in effect in the United States of America on the date of determination.

       "Governmental Authority" shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

       "Guarantee" of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity



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capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, and (d) to guaranty the obligations, payments by or performance of, a Person that is not a direct or indirect Wholly Owned Subsidiary; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

       "Guarantor" means each of Parent and any other Person which becomes an Additional Guarantor.

       "Hazardous Material" means any hazardous or toxic substance, material, pollutant or waste which is regulated by any Federal, state or local governmental authority.

       "Implicit Rate" means, with respect to a Schedule, an implicit interest rate used in calculating the Rent Factor applicable to such Schedule, calculated as set forth in Section 3(b) of this Lease.

       "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed but only to the extent of the lesser of the fair market value of such asset and the amount of such Indebtedness so secured, (f) all Guarantees by such Person, (g) all Capital Lease Obligations of such Person, (h) all net obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (i) all obligations of such Person as an account party in respect to letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner. Unless otherwise indicated, the term "Indebtedness" shall include all Indebtedness of Parent and its Subsidiaries.

       "Initial Implicit Rate" means the implicit interest rate set forth following such term on the cover page of this Lease.

       "Initial Lease Term" means the period of months set forth following such term on the cover page of this Lease.

       "Initial Rent Factor" means the Rent Factor set forth following such term on the cover page of this Lease calculated using the Initial Implicit Rate.

       "Interim Rental Payment" shall have the meaning set forth in Section 3(a) of this Lease.

       "Investment" of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for payroll, commission, moving and travel expense, drawing accounts, loans or advances by Parent to fund the exercise of options or the purchase of stock of Parent under any employment agreement or stock or stock option plan and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any



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other Person (including, without limitation, any Indebtedness incurred by such
Person of the type described in clauses (a) and (b) of the definition of "Indebtedness" on behalf of any other Person); provided, however, that Investments shall not include accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales or non-exclusive licensing in the ordinary course of such Person's business.

       "Landlord Waiver" means a Landlord's Waiver and Consent in the form of Exhibit A hereto.

       "Lessor's Commitment" means the maximum amount that Lessor may be obligated to fund under the Lease, which amount is set forth opposite such term on the cover page of this Lease.

       "Lessor's Cost" means, with respect to a Unit of Equipment, the total cost to Lessor of purchasing such Unit, as indicated on the applicable Schedule.

       "Lien" shall mean any pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreements, charge, claim, encumbrance or other lien in favor of any Person.

       "Material Adverse Effect means a material adverse effect on (a) the general affairs, management, results of operations, condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business or (b) the enforceability of any material provision of any Operative Document.

       "Obligations" shall mean and include all advances, debts, liabilities and obligations, howsoever arising, owed by Lessee to Lessor of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Lease, the Schedules and any other Operative Documents, including, all Rental Payments, interest, fees, charges, expenses, attorneys' fees and costs and accountants' fees and costs chargeable to and payable by the Lessee hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

       "Operations Support Systems" means hardware and software for the management of a telecommunications network and business (including without limitation accounting systems, billing systems, operations systems and support, customer service and data services) reasonably acceptable to Lessor.

       "Operative Documents" means this Lease, the Schedules, the Landlord Waiver(s) and all other documents, instruments and agreements executed and delivered in connection herewith or therewith or in respect of the closing of the transactions contemplated hereby or thereby.

       "Origination Fee" means an origination fee in the amount of [***], of which Lessor has received [***], and the balance of which in the amount of [***] is payable upon the execution of this Lease.

       "Parent" means Telergy, Inc., a New York corporation.

CONFIDENTIAL

[***] Confidential treatment has been requested with respect to material omitted on this page. The omitted portions have been filed separately with the Securities and Exchange Commission.

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       "Permitted Liens" shall mean:

       (a) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided, however, that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any Unit and that such Lien has been adequately bonded or reserves sufficient to discharge such Lien have been provided on the books of Parent); and

       (b) Carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings.

       "Person" shall mean and include an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

       "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding or issued after the date hereof, and including, without limitation, all classes and series of preferred or preference stock of such Person.

       "Regulatory Authorization" shall mean an approval, authorization, license, certification, consent, permit, exemption, registration, qualification, designation and/or declaration required from any Governmental Authority for the conduct of the business of the Parent and/or its Subsidiaries as now conducted or as proposed in the Business Plan to be conducted.

       "Rent Commencement Date" shall have the meaning, with respect to any Schedule, set forth in Section 3(a) of such Schedule.

       "Rent Factor" means, with respect to a Schedule, the rent factor calculated using the Implicit Rate applicable on the date of preparation of such Schedule.

       "Rental Payment" means, for any Schedule, the quarterly rent payment for the Units identified in such Schedule.

       "Revenue" means, for any period of determination for the Parent and its Subsidiaries, the consolidated revenues for such period determined in accordance with GAAP.

       "Revenue Projection Schedule" means those projections set forth in Exhibit H attached hereto.

       "Revised Business Plan" means a business plan or plans of Parent for the purposes of making acquisitions or funding the buildout of additional markets which has been submitted to and approved by Lessor.

       "Schedule" or "Schedule No. " means a schedule in the form of Exhibit D to this Lease identifying this Lease and incorporating this Lease by reference, which is executed by both parties hereto.



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       "Soft Costs" means computer software, tooling, integration, programming, equipment manufactured specially for Lessee, delivery and installation costs, and other intangible costs approved by Lessor.

       "State PUC" shall mean the public utilities commission, public service commission, or similar administrative agency (by whatever name designated) which under the laws of a state regulates telecommunications services, telecommunications companies and/or telecommunications facilities for the state or states in which the Parent and/or its Subsidiaries control, manage or operate their business, or any successor agency, and any successor, in whole or in part, to its functions or jurisdictions.

       "State PUC Rules" shall mean the rules, regulations and policies of any State PUC.

       "Stipulated Loss Value" shall have the meaning set forth in Section
11(e).

       "Subsidiary" shall mean, with respect to any Person, a Person of which a majority of the outstanding voting stock is or other Equity Securities are owned by such Person directly or indirectly through Subsidiaries.

       "Surety Instruments" shall mean all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

       "Tangible Net Worth" shall mean, with respect to any Person and as of any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of such Person minus intangible assets.

       "Term" means the Initial Lease Term, together with any renewal or extension thereof.

       "Threshold Amount" means $5,000,000 or such other higher dollar amount, if any, set forth as the threshold amount for a cross-default in the Credit Facility for which Bank of America, N.A., acts as administrative agent which is in effect on the date hereof or in any successor or replacement facility to such Credit Facility.

       "Treasury Base Rate" means the interest rate set forth following such term on the cover page of this Lease.

       "Treasury Note Maturity" means the period of time set forth following such term on the cover page of this Lease.

       "Unit" means an item of Equipment.

       "Warrants" means warrants, each, substantially in the form of Exhibit K, to purchase up to 14,583 shares of common stock of Parent.

       "Wholly Owned Subsidiary" means, with respect to Parent, a Subsidiary of Parent of which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the outstanding Equity Securities are, at the time any determination is being made, owned by the Parent or one or more Wholly Owned Subsidiaries of Parent or by Parent and one or more Wholly Owned Subsidiaries of Parent.



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       2.     LEASE: Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor the Equipment described in each Schedule on the terms and subject to the conditions specified herein and therein. Each Schedule shall constitute a separate and independent lease and contractual obligation of Lessee incorporating the terms of this Lease. Lessor's obligation to fund Schedules under this Lease shall terminate on the Commitment Termination Date. Lessor may, in its sole discretion, terminate its commitment herein to fund the Lessor's Commitment or any unfunded portion thereof at any time if: (a) any Material Adverse Effect has occurred or exists, or (b) any Event of Default exists.
Lessor shall have no obligation to fund any Schedule if any term or condition in such Schedule is not satisfied by the Funding Date of such Schedule. This Lease, and Lessee's obligation to pay all rent and other sums hereunder, shall constitute a "finance lease" under the California Uniform Commercial Code
("UCC") and shall be absolute and unconditional, and shall not be subject to, and Lessee hereby waives any right of or to, abatement, reduction, set-off, defense or counterclaim. Lessee waives any and all rights and remedies conferred upon Lessee by UCC Sections 10508 through 10522, including (without limitation) Lessee's rights to (i) cancel or repudiate this Lease, (ii) reject or revoke acceptance of the leased property, (iii) recover damages from Lessor for breach of warranty or for any other reason, (iv) claim a security interest in any rejected property in Lessee's possession or control, (v) deduct from Rental Payments all or any part of any claimed damages resulting from Lessor's default under this Lease, (vi) accept partial delivery of the Equipment, (vii) "cover" by making any purchase or lease of other property in substitution for property due from Lessor, (viii) recover from the Lessor any general, special, incidental or consequential damages, for any reason whatsoever, and (ix) seek specific performance, replevin or the like for any of the Equipment. Lessee acknowledges that it has received and approved or will receive and approve the terms of the agreements with the vendors under which Lessor will, subject to the terms and conditions of this Lease, purchase the Units. The Units shall be leased for commercial purposes only, and not for consumer, personal, home or family purposes. This Lease describes the terms of, and is intended by the parties hereto to be, a true lease; provided, however, that the parties acknowledge that the terms and conditions of the Lease may, alternatively, create a secured financing or lease for security. If this Lease as supplemented by any Schedule constitutes a security agreement or lease for security, the Lessee hereby grants a security interest to Lessor in all of Lessee's right, title and interest in the Units described in Annex A to such Schedule and the proceeds thereof, to secure all of Lessee's obligations under this Lease and such Schedule.

       3. TERM AND RENTALS: THIS LEASE SHALL BE EFFECTIVE UPON EXECUTION AND DELIVERY HEREOF by LESSEE AND LESSOR.

              (a) The Initial Lease Term for each Schedule shall commence upon the Rent Commencement Date set forth in such Schedule. For the Initial Lease Term of such Schedule, Lessee agrees to pay Lessor aggregate rentals, each payable in advance, equal to the number of quarters, in the Initial Lease Term of such Schedule multiplied by the amount of the Rental Payment specified in such Schedule. In addition, for the period from the Funding Date of each Schedule until such Schedule's Rent Commencement Date, Lessee shall pay an interim rental ("Interim Rental Payment") equal to the product of (i) the total annual rental for the first year of the Initial Lease Term of such Schedule divided by 360 and (ii) the actual number of days between the Funding Date and the Rent Commencement Date, including the Funding Date but excluding the Rent Commencement Date. The Interim Rental Payment shall be payable as set forth in each Schedule to this Lease. Lessor will make reasonable efforts to send Lessee invoices for Rental Payments, but the failure to do so or the incorrectness of any invoice will not relieve Lessee of its obligation to pay all amounts, including Rental Payments, due under this Lease. The Interim Rental Payment for each Schedule is due on the Funding Date for such Schedule and the remaining Rental Payments are due commencing on the Rent Commencement Date and thereafter on the same date of each succeeding quarter of



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the Term, or as specified in the applicable Schedule. A late charge on any overdue payments shall accrue at the rate of 1.5% per month on the overdue amount, or the highest lawful rate, whichever is less.

              (b) The Rent Factor will be calculated for each Schedule based on a basis point for basis point adjustment (if any) to the Initial Implicit Rate equal to any increase in the Treasury Base Rate in the U.S. Treasury note rate for notes of a term equal to the Treasury Note Maturity as quoted in The Wall Street Journal on the date such Schedule is prepared; provided that no change in the Rent Factor will be made if the U.S. Treasury note rate has not increased more than twenty-five (25) basis points from the initial Treasury Base Rate.

              (c) It is not the intent of the parties to create rent or other payment obligations of Lessee which will be considered usurious under applicable law. However, if any such payment shall be found to be usurious by a court of competent jurisdiction, then Rental Payments or such other amounts shall automatically be reduced to the highest rate or amounts permitted by applicable law and the usurious portion of the Rental Payments or such other amounts shall be applied to the Lessee's remaining obligations under the Lease in a manner reasonably determined by Lessor. If Lessee retains possession of any Unit after the expiration or termination of this Lease, Rental Payments shall continue to be paid with respect to such Unit at the rate set forth in Section 3(a) of the Schedule relating to such Unit until all obligations of Lessee under this Lease relating to such Unit, including, without limitation, Rental Payments and payments due under Section 4 of this Lease, have been satisfied. This Lease may only be terminated as expressly provided herein.

       4.     OPTIONS AT END OF INITIAL LEASE TERM:


              (a) Provided that the Lease has not been terminated and that no Default or Event of Default shall have occurred and be continuing, not more than 240 days and not less than 180 days prior to the expiration of the Initial Lease Term of the Units which are subject to each Schedule, by written notice to Lessor, Lessee shall irrevocably elect one of the following options in clauses
(i), (ii) or (iii) below:

                     (i) Lessee's Option to Renew: At the expiration of the Initial Lease Term of a Schedule, Lessee may elect to renew the Lease with respect to all, but not less than all, of the Units (excluding Units consisting of Soft Costs) under such Schedule for not less than twelve (12) months, for a rent equal to the Fair Rental Value of such Units (excluding all Units consisting of Soft Costs) for such additional period, which rent shall be paid quarterly in advance.

                     (ii) Lessee's Option to Purchase: At the expiration of the Initial Lease Term of a Schedule or any renewal or extension thereof, Lessee may elect to purchase all, but not less than all, of the Units (excluding all Units consisting of Soft Costs) under such Schedule to the Lease for a purchase price equal to the Fair Market Value thereof as of the end of the Initial Lease Term of such Schedule plus any applicable sales or other transfer tax.

                     (iii) Lessee's Option to Return: At the expiration of the Initial Lease Term of a Schedule, Lessee may elect to return all, but not less than all, of the Units subject to such Schedule in accordance with Section 6(c).



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If none of the foregoing options is duly exercised by Lessee, this Lease shall be renewed at the rental in effect immediately prior to the renewal with respect to all Units covered by the applicable Schedule from the expiration date of the Initial Lease Term of such Schedule on a quarter to quarter basis. Lessee may terminate any such extended term on 90 days' notice to Lessor and shall along with such notice elect one of the options in clauses (i), (ii) or (iii) above.

Notwithstanding the foregoing, Lessee shall in all cases, at the end of the Initial Lease Term of each Schedule and in lieu of a payment under clause (ii) above, make a payment to Lessor at the time of the final Rental Payment under such Schedule equal to 7.5% of Lessor's Cost of all Units consisting of Soft Costs under such Schedule. Upon such payment, Lessor will be deemed to have transferred to Lessee all of Lessor's right, title and interest, if any, in and to the Units consisting of Soft Costs, free and clear of any Lien created by or on behalf of Lessor.

                     (b) "Fair Market Value" or "Fair Rental Value", as the case may be, shall be determined on the basis of and shall be equal in amount to the value which would obtain in an arm's-length transaction between an informed and willing buyer-user or lessee-user (other than a used equipment dealer) and an informed and willing seller or lessor under no compulsion to sell or lease, on the assumptions that: such Units (i) are being sold "in place and in use";
(ii) are free and clear of all liens and encumbrances; (iii) are in the condition required upon the return of the Units under Section 9 of this Lease; and (iv) are being sold with any software necessary for the operation thereof available for use in connection with such Units. In such determination, costs of removal from the location of current use shall not be a deduction from such value(s).

                     (c) Lessor shall initially determine the Fair Market Value or Fair Rental Value within 30 days of receipt of notice of the election to purchase or renew the Lease with respect to a Unit. If Lessee does not agree with the determination of the Fair Market Value or Fair Rental Value of any Unit it may within 30 days after receipt of Lessor's determination, require that the determination be made by a certified independent appraiser paid for by Lessee and approved by both Lessor and Lessee, such approvals not to be unreasonably withheld. The appraiser shall be furnished with a letter of instruction concerning the preparation of the appraisal setting forth the guidelines specified in Section 4(b) above, together with a copy of the Lease and Schedule and, to the extent available, related purchase orders and/or invoices. The appraiser shall be instructed to make such determination within 30 days following appointment. The determination made by the appraiser shall be final and binding on both Lessor and Lessee. In the event that the appraiser's determination of Fair Market Value or Fair Rental Value varies from the Lessor's initial determination by more than 15%, Lessor shall reimburse Lessee for one-half of the fees and costs of such appraiser.

                     (d) The purchase of the Units by Lessee pursuant to its option herein shall be "AS IS, WHERE IS", without recourse to or any warranty by Lessor, other than a warranty that the Units are free and clear of liens and encumbrances resulting from acts of Lessor.

       5.     WARRANTIES; INDEMNITY:

                     (a) Lessee acknowledges that it has made the selection of each Unit based upon its own judgment. LESSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, THOSE OF DESCRIPTION, INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE WITH RESPECT TO THE EQUIPMENT AND HEREBY DISCLAIMS THE SAME, EXCEPT THAT SO LONG AS NO EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING LESSOR SHALL NOT INTERFERE WITH

LESSEE'S QUIET ENJOYMENT OF THE UNITS. Lessor shall have no liability for any damages, whether direct or consequential, incurred by Lessee as a result of any defect or malfunction of a Unit. Lessee agrees to look solely to the manufacturer or vendor of any defective or malfunctioning Unit for the repair or replacement of such Unit and to continue to make all Rental Payments with respect to such Unit in spite of such defect or malfunction. Lessor hereby assigns to Lessee, for and during the Term, any warranty covenant, representation, performance guarantee, indemnity (but only so long as Lessor shall also be covered by such indemnity) or product support agreement of the manufacturer or vendor issued to Lessor with respect to any Unit and the right to recover or benefit resulting from the enforcement of such rights (but only so long as Lessor shall also have the right to any indemnity of the manufacturer or vendor).

                     (b) Lessee shall indemnify, reimburse and hold Lessor (including without limitation, each of its partners) and each of their respective successors, assigns, agents, officers, directors, shareholders, servants, agents and employees harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including, without limitation, claims relating to environmental discharge, cleanup or compliance), and all costs and expenses whatsoever to the extent they may be incurred or suffered by such indemnified party in connection therewith (including, without limitation, reasonable attorneys' fees and expenses), fines, penalties (and other charges of applicable governmental authorities), licensing fees relating to any Unit, damage to or loss of use of property (including, without limitation, consequential or special damages to third parties or damages to Lessee's property), or bodily injury to or death of any person (including, without limitation, any agent or employee of Lessee) (each a "Claim"), directly or indirectly relating to or arising out of the acquisition, use, lease or sublease, ownership, operation, possession, control, storage, return or condition of any Unit (regardless of whether such Unit is at the time in the possession of Lessee), the falsity of any non-tax representation or warranty of Lessee or Lessee's failure to comply with the terms of the Lease during the Term. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any Unit, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release from any Unit of any Hazardous Materials, including, without limitation, any Claims asserted or arising under any Environmental Law, or (iv) any Claim for negligence or strict or absolute liability in tort; provided, however, that Lessee shall not indemnify Lessor for any liability incurred by Lessor as a direct and sole result of Lessor's gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Lease. Upon Lessor's written demand, Lessee shall assume and diligently conduct, at its sole cost and expense, the entire defense of Lessor and its agents, employees, successors and assigns against any indemnified Claim described in this Section 5. Lessee shall not settle or compromise any Claim against or involving Lessor without first obtaining Lessor's written consent thereto, which consent shall not be unreasonably withheld.

       6.     TITLE, LOCATION AND RETURN:

                     (a) Lessor and Lessee hereby confirm their intent that the Equipment remain and be deemed personal property and that title thereto shall remain in Lessor. If requested at any time by Lessor, Lessee will place in a conspicuous location on each item of Equipment a notice (to be supplied by Lessor) which reads: "GATX TELECOM INVESTORS I, L.L.C. - Owner/Lessor". Such notice shall not be removed (or if damaged such notice shall be replaced) until the Equipment is returned to Lessor or purchased by Lessee.

                     (b) Lessee may not remove the Equipment from its place of installation without Lessor's prior written consent. Lessee shall keep the Equipment free and clear of all liens and encumbrances except those created by Lessor and Permitted Liens. Lessor shall have the right to inspect the Equipment during regular business hours, with reasonable advance written notice, so long as no Default or Event of Default shall have occurred and be continuing, and in compliance with Lessee's reasonable security procedures.

                     (c) If for any reason the Equipment is to be returned to Lessor, Lessee shall, together with the written notice of return (if applicable):

                            (i) Provide Lessor a detailed inventory of all of the Units to be returned (including each major component). The inventory should include a listing of model, serial numbers for all components comprising the Equipment, circuit boards, modules and software features.

                            (ii) Provide or cause the vendors or manufacturers of the Units to provide up-to-date (1) service manuals, blue prints, process flow diagrams and operating manuals including replacements and/or additions thereto; and (2) documents detailing equipment configuration, operating requirements, diagrams, maintenance records and other technical data concerning the set-up and operation of the Units.

                            (iii) Provide to Lessor certifications from each vendor or manufacturer of a Unit (1) that such Unit (as of the date of return) has been certified and qualified for the manufacturers used equipment maintenance program; and
                     (2) that all component parts of such Unit are in good operating condition and meet or exceed the manufacturer's minimum recommended specifications. Such certification shall be transferable to another operator of the Units and shall permit another operator to receive a transfer of any software license and to otherwise enjoy all rights and privileges of use of the Unit as if it were the original user of the Units.

                     (d) In addition, during the period after notice is given of a return of Units and in connection with the return, Lessee shall at its expense:

                            (i) Make the Units to be returned available for on-site operational inspections by Lessor under power and provide personnel, power and other requirements necessary to demonstrate electrical, mechanical and other functionality of each Unit.

                            (ii) Clean and treat all Units to be returned with respect to rust, corrosion and appearance in accordance with the manufacturer's recommendation and consistent with the best practices of dealers in used equipment similar to the Units and remove all Lessee installed markings which are not necessary for the operation, maintenance or repair of the Units.

                            (iii) Ensure that all Units to be returned are free of all Hazardous Materials and conform to all applicable local, state and federal laws, and health and safety guidelines which may be in effect at the time of return.

                            (iv) Allow Lessor the right to attempt resale of the Units at the Units' location with the Lessee's full cooperation and assistance, prior to and for a period of up to sixty (60) days after the end of the Initial Lease Term (or any extension thereof).

                            (v) At Lessor's request, provide insurance and safe, secure storage for the Units for a period of up to sixty (60) days after the end of the Initial Lease Term (or any extension thereof).

                            (vi) Provide for the deinstallation, packing, transporting and certifying of the Units (as of the date of return) including, without limitation, (1) deinstallation of the Units by the vendor's or manufacturer's representative or other qualified personnel acceptable to Lessor; (2) proper packing of the Units for shipping in accordance with the vendor's or manufacturer's recommendations.

                            (vii) If applicable, provide for the professional decontamination of the Units and have the Units certified for removal and transport by appropriate authorities, in accordance with industry standards and applicable laws, rules and regulations, and consistent with the mode of transportation specified by Lessor.

                            (viii) Ship the Units to any locations within 1500
                     miles of its place of installation in the continental United States selected by Lessor and provide for a policy of transit insurance covering such shipment with Lessor named as loss payee thereof.

       7. SUBLEASE, ASSIGNMENT: Lessee acknowledges and agrees that Lessor may, subject to the terms of this Lease, sell, assign, grant a security interest in, or otherwise transfer all or any part of its rights, title and interest in this Lease and the Equipment. Upon Lessor's written notice, Lessee shall, if requested, pay directly to such assignee without abatement, deduction or set-off all amounts which become due hereunder. Lessee waives and agrees it will not assert against such assignee any counterclaim or set-off in any action for rent under the Lease. Such assignee shall have and be entitled to exercise any and all rights and remedies of Lessor hereunder, and all references herein to Lessor shall include Lessor's assignee. Lessee acknowledges that such a sale, assignment, grant or transfer would neither materially change the Lessee's duties nor materially increase the burdens or risks imposed on the Lessee under this Lease. LESSEE MAY NOT, WITHOUT LESSOR'S PRIOR WRITTEN CONSENT, (i) SUBLEASE, TRANSFER, DISPOSE OF OR ASSIGN ITS RIGHTS IN RESPECT OF ANY UNIT OR ITS OBLIGATIONS UNDER THIS LEASE (except to a successor in interest to all or substantially all of the business of Lessee to which the Equipment relates, provided, that such successor has a net worth and financial condition greater than or equal to that of Lessee at the time of execution of this Lease as determined in good faith by Lessor prior to such transfer (such successor being hereinafter referred to as a "Permitted Transferee"), OR (ii) ASSIGN, GRANT A SECURITY INTEREST IN, OR OTHERWISE TRANSFER ALL OR ANY PART OF ITS RIGHTS, TITLE AND INTEREST IN AND TO THIS LEASE OR THE EQUIPMENT. Notwithstanding the foregoing, Lessee may assign its rights under this Lease or any Schedule to (i) a Wholly-Owned Subsidiary of Parent, or (ii) Bank of America, N.A., or any creditworthy Affiliate thereof.

       8. TAXES: Lessee agrees to pay if and when due, in addition to other amounts due hereunder and under each Schedule, all fees and assessments, and all sales, use, property, excise and other taxes and charges (including all interest and penalties) (collectively "Taxes"), now or hereafter imposed by any governmental body or agency upon any of the Equipment or upon the purchase, ownership, possession, leasing, operation, use, rentals or other payments, or disposition hereunder whether payable by Lessor or Lessee (exclusive of taxes on or measured by Lessor's net income). Lessee agrees to prepare and file promptly with the appropriate offices any and all tax and similar returns required to be filed with respect thereto, or, if requested by Lessor, to notify Lessor of such requirements and furnish Lessor with all information required by Lessor so that it may effect such filing, at Lessee's expense. Any Taxes paid by or imposed on, Lessor on behalf of Lessee shall become immediately due and payable on Lessor's demand. Lessor, as owner, shall be entitled to any and all depreciation and modified cost recovery deductions provided under the Internal Revenue Code of 1986, as amended from time to time and any other such tax benefits which may now or hereafter be available to an owner of such Equipment (collectively, "Tax Benefits"). If as a result of (i) the inaccuracy or breach of any of Lessee's representations, warranties and covenants herein or in any Schedule, or (ii) the acts or failure to act of Lessee or any person claiming an interest in the Equipment through the Lessee (other than a casualty or other event described in Section 11 with respect to which Stipulated Loss Value shall have been paid by Lessee), Lessor or any of its assigns shall lose, or shall not, in its reasonable opinion, have the right to claim, or there shall be disallowed, deferred or recaptured, any portion of the Tax Benefits with respect to a Unit (a "Loss of Tax Benefits") or there shall be included in Lessor's gross income any amounts other than Rental Payments in respect of the purchase price of any Unit (an "Inclusion"), then, on and after the next succeeding Rent Payment date after written notice to Lessee by Lessor, Lessee agrees as follows:
The rent for the Equipment shall, on the Rent Payment date next succeeding Lessor's written notice to Lessee of Lessor's payment of any tax payment attributable to such Inclusion or of a Loss of Tax Benefits, be increased to such amount or amounts as shall, by the end of the Initial Lease Term of the last Schedule to this Lease, in the reasonable opinion of Lessor, after deduction of all fees, taxes, or other charges required to be paid by Lessor in respect of the receipt of all amounts payable by Lessee to Lessor under this
Section 8 under the laws of any federal, state, or local government or taxing authority in the United States, cause Lessor's after-tax yield and cash flow in respect of the Equipment to equal those which would have been realized by Lessor if Lessor had not incurred such a Loss of Tax Benefits or had such an Inclusion. If any claim or contest regarding any tax indemnity covered by this Section 8 shall arise, such claim or contest shall be addressed or conducted, at Lessee's expense, in the manner reasonably specified by Lessor. The provisions of this
Section 8 shall survive the cancellation or termination of the Lease or any Schedule.

       9.     USE; MAINTENANCE:

                     (a) Lessee, at its expense, shall make all necessary site preparations and cause the Equipment to be operated and maintained in accordance with any applicable manufacturer's manuals or instructions. So long as no Event of Default has occurred and is continuing, Lessee shall have the right to quietly possess and use the Equipment as provided herein without interference by Lessor.

                     (b) Lessee, at its expense, shall maintain the Equipment in good condition, reasonable wear and tear excepted, and will comply with all laws, ordinances and regulations to which the use and operation of the Equipment may be or become subject. Such obligation shall extend to repair and replacement of any partial loss or damage to the Equipment, regardless of the cause. Lessee shall obtain and keep in effect at all times during the Term maintenance service contracts with the vendor of the Equipment or suppliers approved by Lessor, such approval not to be unreasonably withheld. All parts furnished in connection with such maintenance or repair shall immediately become part of the Equipment. All such maintenance, repair and replacement services shall be immediately paid for and discharged by Lessee with the result that no lien will attach to the Equipment. Only qualified personnel of Lessee shall operate the Equipment. The Equipment shall be used only for the purposes for which it was designed. Upon prior written notice to Lessor, Lessee may make improvements, modifications or additions to the Equipment; provided, that if such improvements, modifications or additions would (i) adversely affect Lessor's tax benefits relating to the Equipment; or (ii) are not capable of being removed without causing material damage to the Equipment, then Lessor's prior written consent shall be required. Upon the return of such Equipment, Lessee shall, at its expense, restore the

Equipment to the original configuration in accordance with the manufacturer's specifications; provided, that, with Lessor's prior written consent, Lessee may return the Equipment as so improved, modified or added to.

       10. INSURANCE: Lessee shall, obtain and maintain for the Term, at its own expense:

                     (i) "All risk" insurance against loss or damage to the Collateral. The coverage limit shall be the greater of the replacement cost of the Equipment or the Stipulated Loss Value applicable to each Schedule. The deductible shall not exceed $100,000. The policy shall name Lessor as loss payee with respect to the Equipment, shall not be invalidated by any action of or breach of warranty by Lessee of any provision thereof and waive subrogation against Lessor.

                     (ii) Commercial general liability insurance (including contractual liability, products liability and completed operations coverages) reasonably satisfactory to Lessor. The limit of liability shall be at least $10,000,000 per occurrence. The policy shall be without deductible, except for products liability coverage which may have a deductible up to $100,000. The policy(ies) shall name Lessor as an additional insured in the full amount of Lessee's liability coverage limits (or the coverage limits of any successor to Lessee or such successor's parent which is providing coverage), be primary and without contribution as respects any insurance carried by Lessor, and contain cross liability and severability of interest clauses.

                     (iii) Such other insurance against risks of loss and with terms as shall be reasonably required by Lessor.

All policies of insurance shall be placed with financially sound, commercial insurers reasonably satisfactory to Lessor. All policies of insurance shall provide that Lessor shall be given 30 days notice of cancellation of coverage. This notice provision shall be without qualification. On or prior to the first Funding Date and prior to each policy renewal, Lessee shall furnish to Lessor certificates of insurance or other evidence satisfactory to Lessor that insurance complying with all of the above requirements is in effect.

       11.    LOSS; DAMAGE; DESTRUCTION AND SEIZURE:

                     (a) Lessee shall bear the risk of the Units being lost, stolen, destroyed, damaged or seized by governmental authority for any reason whatsoever at any time until the latest to occur of (i) the expiration or termination of the Term or (ii) any storage period thereafter or (iii) the return of the subject Unit to Lessor (if authorized hereunder), and shall proceed diligently and cooperate fully to recover any and all damages, insurance proceeds or condemnation awards.

                     (b) Except as described in Section 11(c) hereof, if during the Term or the storage period thereafter, any Unit shall be lost, stolen, destroyed, irreparably damaged or seized by a governmental authority for a period equal to at least the remainder of the Term, Lessor shall receive from the proceeds of insurance obtained pursuant to Section 10 hereof, from any award paid by the seizing governmental authority and, to the extent not received from the proceeds of such insurance or award or both, from Lessee, on or before the 90th day following such loss, theft, destruction, damage or governmental seizure shall either: (I) (i) pay all accrued and unpaid rent in respect of such Unit including rent due on the rental payment date next succeeding the date of such loss or seizure if the rent is in arrears; (ii) the Stipulated Loss Value of such Unit, determined as of such Rental Payment date; (iii) all other sums, if any, that shall have become due and payable hereunder; and (iv) interest on the foregoing at the lower of the rate equal to 1.5% per month or the highest rate then permitted by applicable law from the due dates(s) of such payment(s) to the date of payment, or (II) so long as no Default or Event of Default shall have occurred and be continuing, replace the Unit with other Equipment (each, a "Replacement Unit") in accordance with Section 11(f). On receipt by Lessor of the amount specified hereinabove with respect to each such Unit so lost, stolen, destroyed, damaged or seized, (i) this Lease shall be deemed terminated as to such Unit and rent in respect of such Unit shall be deemed abated, as of the Rental Payment date next succeeding such loss, theft, damage, destruction or seizure; and (ii) so long as no Default or Event of Default has occurred and is continuing hereunder, Lessor shall on demand, transfer title to such Unit, "AS IS, WHERE IS, WITHOUT RECOURSE, REPRESENTATION OR WARRANTY," to Lessee, or, if appropriate in Lessor's sole judgment, which judgment shall be exercised in a reasonable manner, and on prior notice to Lessee, to Lessee's insurance carrier. Any proceeds of insurance payable to Lessor pursuant to this Section 11 and Section 10 hereof received by Lessee shall be paid to Lessor promptly upon their receipt by Lessee. If any proceeds of insurance or awards received from governmental authorities are in excess of the amount owed under this Section 11(b), Lessor shall promptly remit to Lessee the amount in excess of the amount owed to Lessor.

                     (c) So long as no Event of Default shall have occurred and be continuing, any proceeds of insurance obtained pursuant to Section 10 hereof received with respect to any Unit the repair of which is practical shall, at the election of Lessee, be applied either to the repair of such Unit or, upon Lessor's receipt of evidence of the repair of the Unit reasonably satisfactory to Lessor, to the reimbursement of Lessee for the cost of such repair.

                     (d) Lessee shall promptly, but in any event within 30 days thereafter, notify Lessor in writing in reasonable detail of any loss, theft, destruction or seizure described in this Section 11 and within 60 days after such occurrence, Lessee shall give written notice to Lessor of its election to make the payment specified in clause (I) of Section 11(b) or, if permitted, replace the applicable Unit as specified in clause (II) of Section 11(b) and in Section 11(f).

                     (e) The Stipulated Loss Value payable by Lessee under this Lease shall be that percentage of Lessor's Cost of the affected Unit(s) set forth in the table attached to the applicable Schedule as Annex B opposite the Rental Payment date next following the event giving rise to Lessee's obligation to pay Stipulated Loss Value. Stipulated Loss Values and Rental Payments shall not be prorated.

                     (f)    If Lessee elects to replace a Unit pursuant to
Section 11(b), each Replacement Unit shall be free and clear of all liens and encumbrances, shall have a fair market value, residual value and remaining useful life equal to or greater than that of the Unit its replaces and shall be in as good an operating condition as the Unit it replaces (assuming no casualty had occurred and that the Unit being replaced had been maintained in accordance with the provisions of this Lease), in each case as determined by Lessor in its reasonable discretion. Each Replacement Unit shall be in the same location as the Unit it replaces. On or prior to the 90th day specified in Section 11(b), Lessee shall execute and deliver to Lessor a bill of sale and an amended Annex A to the applicable Schedule with respect to each Replacement Unit, together with such documents and instruments as reasonably may be required by Lessor in connection with such replacement, including, without limitation, financing statements or amendments to financing statements to be filed at Lessee's expense. Such documentation shall include a representation by Lessee that the Replacement Units meet the requirements set forth in this Section 11(f).

       12.    LESSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS:

                     (a) Representations and Warranties as of the Date of this Lease. Each of Parent and Lessee warrants and represents the following as of the date hereof: (i) Each of Parent and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its organization and is or will be duly qualified and authorized to do business in the state(s) where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect; (ii) Each of Parent and Lessee has the full power, authority and legal right and has obtained all approvals and consents and has given all notices necessary to execute and deliver this Lease and perform the terms hereof and of each Schedule; (iii) there is no action, proceeding or patent claim pending or, insofar as Parent and Lessee know, threatened against Parent or any of its Subsidiaries before any court or administrative agency which would reasonably be expected to have a Material Adverse Effect; (iv) this Lease has been and each Schedule will be duly executed and delivered by each of Parent and Lessee and constitute or will constitute the valid, binding and enforceable obligations of Lessee; and (v) Parent has (A) initiated a review and assessment of all areas within its business and operations (including those affected by suppliers and vendors) that would reasonably be expected to be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Parent and its Subsidiaries (or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. Parent reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect.

                     (b) Representations and Warrants as of Each Funding Date. Lessee agrees that by its signature on each Schedule it shall be deemed to have warranted and represented the following as of the Funding Date of such
Schedule: (i) all of the Units being delivered on the Funding Date of such Schedule are accurately described in Annex A attached to such Schedule, have been fully assembled and conform to all applicable performance criteria; (ii) the requirements of this Lease and of Lessor with respect to the identification of the Units have been met; and (iii) each of the representations and warranties set forth in Section 12(a) remains true and correct.

                     (c) Affirmative Covenants. So long as the Obligations remain outstanding or Lessor's Commitment has not been terminated:

                            (i)    Existence; Good Standing; Maintenance. Parent
shall maintain or cause to be maintained its own existence and the existence of Lessee and any Subsidiary which has guaranteed the Obligations, and the good standing of each such Person in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Parent shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements necessary to construct its network infrastructure and otherwise operate its business substantially in accordance with industry standards, the loss of which would reasonably be expected to have a Material Adverse Effect.

                            (ii)   Governmental Compliance.

                                   (1)    Subject to the more specific
requirements of clauses (2) through (5) below, Parent shall comply, and shall cause each of its Subsidiaries to comply, with all applicable laws, rules and regulations of any Governmental Authority, including, without limitation, Environmental Laws, the

Communications Act, FCC Rules and the State PUC Rules, to which it is subject, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

                            (2)    Parent and its Subsidiaries shall operate its
business in all material respects in accordance with the terms and conditions of all material Regulatory Authorizations, and shall maintain such material Regulatory Authorizations in full force and effect and without adverse modification or impairment, except where the failure to maintain such Regulatory Authorization in full force and effect would not reasonably be expected to have a Material Adverse Effect.

                            (3)    Parent and its Subsidiaries shall obtain all
Regulatory Authorizations prior to taking any action or engaging in any conduct for which a Regulatory Authorization is required except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

                            (4)    Each of Parent and its Subsidiaries shall
duly, timely, and accurately file all reports and documents required by the FCC, any State PUC or any other Governmental Authority, the failure of which to timely and accurately file would reasonably be expected to have a Material Adverse Effect.

                            (5)    Parent and its Subsidiaries shall take all
actions and perform all obligations that are necessary to effectuate the renewal of all Regulatory Authorizations, to the extent renewal is required.

                     (iii) Payment of Taxes, etc. Parent shall pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon any of its properties; provided that there shall be no requirement to pay any such tax, assessment, charge, levy or claim (i) which is being contested in good faith and by appropriate proceedings or which presents no risk of seizure, forfeiture, levy or other event which could jeopardize any Equipment subject to a Schedule, (ii) for which payment in full is bonded or reserved in Parent's Financial Statements in accordance with GAAP, or (iii) which constitutes a Permitted Lien. Parent shall pay and discharge, and cause each Subsidiary to pay and discharge, each of its contractual obligations with third parties except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

                     (iv) Inspection Rights. Parent shall, at any reasonable time and from time to time, and so long as no Default or Event of Default has occurred and is continuing, upon reasonable notice from Lessor and at Lessor's sole expense, permit, and shall cause each Subsidiary to permit, Lessor or any of its agents or representatives to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Parent and its Subsidiaries and to discuss the affairs, finances and accounts of Parent and its Subsidiaries with any of its officers or directors relating in each case to Lessor's capacity as lessor hereunder and with respect to the Equipment.

                     (v)    Furnishing Reports. Parent shall furnish to Lessor:

                            (1)    Financial Statements. Promptly as soon as the
necessary information is available and in any event: (A) within forty-five (45) days of the end of each fiscal quarter, unaudited consolidated Financial Statements of Parent and Lessee certified on behalf of Parent or Lessee by Parent's chief financial officer and management's discussion and analysis of such financials, and (B) within one hundred twenty (120) days of the end of each fiscal year of Parent, audited Financial Statements, together with the unqualified opinion of a nationally recognized firm of independent public accountants, and management's discussion and analysis of such financials; provided, that in each case, at such times as Parent is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the requirement of delivery of management's discussion and analysis of such Financial Statements shall be satisfied by delivery to Lessor of Parent's filings on Form 10-K and Form 10-Q within the time periods specified by such reporting requirements.

                     (2) Compliance Statements. Promptly as soon as the necessary information is available and in any event within forty-five (45) days of the end of each fiscal quarter of Parent a certificate of Parent's chief financial officer or other senior officer in the form of Exhibit E attached hereto (a "Compliance Statement" stating that he or she has reviewed the provisions of this Lease and that no Default or Event of Default has occurred, or if a Default or Event of Default has occurred and is continuing, specifying all such Defaults and Events of Default of which he or she may have knowledge and setting forth the calculation of compliance or noncompliance with each of the financial covenants set forth in Section 12(e).

                     (3) Quarterly Operating Reports. Within fifteen days after the end of each quarter, a report setting forth by quarter and year-to-date (i) new markets entered and total markets existing and (ii) new customer access lines and total customer access lines.

                     (4) Notices. Promptly after management of Parent or Lessee becomes aware thereof, and in any event within ten (10) Business Days of the occurrence or discovery thereof, provide Lessor with notice of:

                                 (x) the occurrence of a Default or an Event of Default and a certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Parent and Lessee propose to take with respect thereto; and

                                 (y)    receipt of any material and adverse
              notice or communication issued to or by any Governmental Authority and copies of any relevant documents with respect thereto, including, without limitation, (A) any such notice of a proceeding, order, or complaint issued by or before the FCC, and State PUC or any other Governmental Authority, that questions the validity of, contests or could in any manner threaten or adversely affect the validity, continued effectiveness, or ownership any material Regulatory Authorization and (B) any such notice or any other formal communication to the effect that the operations of Parent or any of its Subsidiaries are not in compliance in all material respects with all applicable laws, rules and regulations;

                     (5) Litigation. The institution of any litigation, investigation or other proceeding by any Person involving any alleged liability that is reasonably likely to be in excess of Five Million Dollars ($5,000,000);

                            (6)    Material Adverse Effect. The occurrence or
existence of any event or condition (other than general business conditions) which would reasonably be expected to have a Material Adverse Effect;


                            (7)    Failure to Achieve Business Plan. Promptly
after the management of Parent or Lessee becomes aware thereof, notice that it is management's expectation that the actual consolidated results of Parent are expected to materially and adversely deviate from the forecasts set forth in the Business Plan.

                            (8)    Miscellaneous. Promptly upon request, such
other information and reports available in the ordinary course of Parent's or Lessee's business as Lessor may reasonably request from time to time.

                     (vi) Additional Guarantors. Parent shall cause each Person who becomes the owner, directly or indirectly, of a majority of any Equity Securities of Lessee to execute a Guarantor Joinder and become an Additional Guarantor hereunder within 30 days of the occurrence of such event.

              (d) Financial and Operating Covenants of Parent. So long as the Obligations remain outstanding or Lessor's Commitment has not been terminated, Parent shall maintain (unless any of the following covenants shall have been expressly amended in connection with the approval by Lessor of a Revised Business Plan):

                     (i) Revenue. Revenue for the most recently completed month of not less than 80% of projections for such month set forth on the Revenue Projection Schedule.

                     (ii) EBITDA. Actual monthly EBITDA for the most recently completed month of not greater than 120% of EBITDA (while EBITDA is projected to be negative) as set forth on Revenue Projection Schedule for such month or actual monthly EBITDA of not less than 80% of projected EBITDA (while EBITDA is projected to be positive) as set forth on the Revenue Projection Schedule for such month.

                     (iii) Completion of Fiber. Actual completed and operational route fiber miles as of any date of not less than 80% of projected completed and operational route fiber miles as reflected on the Fiber Projection Schedule for such date.

              (e) Financial Covenant of Lessee. So long as the Obligations remain outstanding or Lessor's Commitment has not been terminated, Lessee shall maintain (unless any of the following covenants shall have been expressly amended in connection with the approval by Lessor of a Revised Business Plan):

                     (i) Tangible Net Worth of Lessee as of any date of determination of not less than negative $5,000,000, plus net income minus net loss for each fiscal quarter ending after the date of this Lease; and

                     (ii) A ratio of total Adjusted Indebtedness to total fixed assets before depreciation of Lessee (determined in accordance with GAAP) of not more than 0.07 to 1.00.

                     (f) Termination of Financial Covenants. If Lessee exercises the early buy-out option specified in Rider III to this Lease, the covenants specified in Sections 12(d) and 12(e) shall terminate and shall be of no further force and effect.

       13. EVENTS OF DEFAULT: An "Event of Default" shall occur if Lessee or Parent, as the case may be: (a) fails to pay any Rental Payment or payment of Stipulated Loss Value when due and such failure continues for a period of five
(5) business days or fails to make any other payment due hereunder and such failure continues for a period of fifteen (15) business days after written notice of such failure by Lessor; or (b) fails to perform any covenant (i) under
Section 12(c)(vi) or (ii) under Section 12(d) or 12(e) and Lessee has not exercised the the early buy-out option specified in Rider III to this Lease within five (5) days of such failure; or (c) fails to perform or observe any other material covenant, condition or agreement hereunder or breaches any provision contained herein or in any other document furnished Lessor in connection herewith, and such failure or breach continues for a period of thirty
(30) days after written notice by Lessor; or (d) makes any representation or warranty herein or in any document furnished in connection herewith, which shall have been materially false or inaccurate when made; or (e) fails to maintain insurance under this Lease or otherwise required by the Lessor hereunder; or (f) shall admit in writing that it is unable to pay its debts as they become due, become insolvent or make an assignment for the benefit of its creditors or consents to the appointment of a trustee or receiver or insolvency proceedings shall be instituted by or against Lessee (and in the case of any involuntary proceedings such proceedings are not dismissed within sixty (60) days); or (g) shall have outstanding any Indebtedness exceeding the Threshold Amount and (i) the maturity of such Indebtedness shall be accelerated or such Indebtedness shall not be paid when due, or (ii) any default shall have occurred under the documents governing such Indebtedness and such default (1) gives the holder or holders of such Indebtedness they right to accelerate the maturity thereof and
(2) such default has not been cured or waived by the holder or holders of such Indebtedness; or (h) shall have rendered against it any single judgment for payment of money damages in excess of the Threshold Amount, and the same shall remain unstayed or undischarged for a period of thirty (30) days; or (i) without Lessor's prior written consent, shall have removed, parted possession with, sold transferred, encumbered, assigned or sublet any Unit of Equipment or Lessee's interest under this Lease or attempted to do any of the foregoing or shall have converted any interest of Lessor arising under this Lease or any purchase order, or resulting from the purchase of Equipment or attempted to convert any of the foregoing; or (j) Any Guarantor shall breach or disavow its obligations under
Section 18 of this Lease.

       14. REMEDIES: On the occurrence of any Event of Default and at any time afterwards as long as it continues, Lessor may, at its option and without notice to Lessee, declare this Lease to be in default and exercise one or more of the following remedies, to the extent available under, permitted by, and subject to any mandatory requirements of, applicable law:


                     (1) Demand that Lessee immediately return the Equipment to Lessor in the manner specified by written notice, which will be effective on delivery;

                     (2) Enter on the premises where all or part of the Equipment is located and, without incurring liability take immediate possession of the Equipment and remove it;

                     (3) Declare immediately due and payable all amounts due and to become due for the full Term of this Lease;

                     (4) Sell the Equipment at private or public sale or hold, use, operate, or lease the Equipment to others, free and clear of any rights of Lessee;

                     (5) Proceed by appropriate court action or actions, either at law or in equity, to enforce performance by Lessee of the applicable covenants of this Lease and to obtain relief that the court considers appropriate for the breach;

                     (6) Cancel this Lease by written notice, which will be effective on delivery; and

                     (7) Exercise all rights available to Lessor under the UCC.

       Whether or not Lessor exercises any of its rights under paragraphs (1),
(2), or (3) above, Lessor may demand, as liquidated damages for loss of the bargain and not as a penalty (in lieu of the rent due for the period commencing after the date specified for payment in the notice), any unpaid rent for the Equipment (prorated on a daily basis) due to and including the payment date specified in the notice, plus the amount by which the aggregate rent for the remainder of the Term, discounted periodically (equal to installment frequency) to present value at the Discount Rate, exceeds the Fair Rental Value of the Equipment for the remainder of the Term, after discounting the Fair Rental Value periodically (equal to installment frequency) to present value as of the payment date specified in the notice at the Discount Rate; provided, however, that if Lessee has not tendered the Equipment to Lessor, then Lessor may demand, as liquidated damages for loss of the bargain and not as a penalty, any unpaid rent for the Equipment (prorated on a daily basis) due to and including the payment date specified in the notice, plus the amount of the aggregate rent for the remainder of the Term, discounted periodically (equal to installment frequency) to present value at the Discount Rate, plus the amount of the then estimated Fair Market Value of the Equipment, calculated as of the expiration of the Term, discounted to present value at the Discount Rate.

       If Lessor sells the Equipment under paragraph (4) above, Lessor, in lieu of exercising its rights under paragraph (5) above, may demand that Lessee pay Lessor, as liquidated damages for loss of the bargain and not as a penalty (in lieu of the rent due to the period commencing after the sale occurs), any unpaid rent for the Equipment (prorated on a daily basis) due to and including the date of sale, plus the amount by which the Stipulated Loss Value of the Equipment, computed as of the date of the sale, exceeds the net cash proceeds of the sale.

       If Lessor, under paragraph (4) above, re-lets the Equipment under a lease that extends at least to the date on which the Term for the Equipment would have expired but for Lessee's default, Lessor, in lieu of exercising its rights under paragraph (5) above, may demand that Lessee pay Lessor liquidated damages for loss of the bargain and not as a penalty (in lieu of the rent for the Equipment due after the time of re-letting). The liquidated damages will include any unpaid rent for the Equipment (pro-rated on a daily basis) due up to the date of re-letting, plus the amount by which the aggregate rent for the Equipment, which would otherwise have become due over the Term, discounted periodically (equal to installment frequency) to present value as of the date of re-letting at the Discount Rate, exceeds the aggregate rent to become due under the re-letting from the date of re-letting to the date on which the Term for the Equipment would have expired but for Lessee's default, discounted periodically (equal to installment frequency) to present value as of the date of the re-letting at the Discount Rate.

       In addition to the foregoing, without duplication of other amounts payable hereunder, Lessee will be liable for all unpaid rent during or after the exercise of any of the remedies described above, together with interest on unpaid amounts at the highest rate permitted by law, until satisfaction of all Lessee's obligations to Lessor and for all reasonable legal fees and other reasonable costs and expenses incurred by Lessor through the occurrence of any Event of Default or the exercise of its remedies, including all costs and expenses incurred in connection with the return of the Equipment or in putting the Equipment in the condition required by this Lease.

       In effecting any repossession, Lessor and its representatives and agents, to the extent permitted by law, will:

       (1) Have the right to enter on any premises where the Equipment is located;

       (2) Not be liable, in conversion or otherwise, for the taking of any personal property of Lessee that is in or attached to the repossessed Equipment as long as Lessor promptly returns that property to Lessee;

       (3) Not be liable in any manner for any damage to any of Lessee's property in repossessing and holding the Equipment, except for damage caused by Lessor's gross negligence or willful misconduct; and

       (4) Have the right to maintain possession of and dispose of the Equipment on any premises owned by Lessee or under Lessee's control.

       If reasonably required by Lessor, Lessee, at its sole expense, will assemble and make the Equipment available at a place designated by Lessor. If the Equipment is returned to or repossessed by Lessor, any rights in any express or implied warranty previously assigned to Lessee or otherwise held by it will without further act, notice, or writing be assigned or reassigned to Lessor, if assignable. Lessee will be liable to Lessor for all reasonable expenses, costs, and fees incurred in (1) repossessing, storing, preserving, shipping, maintaining, repairing, and refurbishing the Equipment to the condition required by this Lease; and (2) preparing the Equipment for sale or lease, advertising the sale or lease, and selling or re-letting the Equipment.

       At any public sale of the Equipment under this clause, Lessor may bid for and purchase the Equipment. Lessee agrees that the amounts paid will be used in the computations contemplated in this clause.

       No remedy referred to in this clause is intended to be exclusive, but, to the extent permissible under applicable law, each will be cumulative and operate in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity. The exercise or beginning of exercise by Lessor of any one or more of its remedies will not preclude the simultaneous or later exercise by Lessor of any other remedies.

       No express or implied waiver by Lessor of any default or event of default will be construed as a waiver of any future or subsequent default or event of default.

       15. NOTICES. All notices (and financial information required to be delivered to Lessor under this Lease) shall be addressed as follows:

            If to Lessor:

                                GATX TELECOM INVESTORS I, L.L.C.
                                Four Embarcadero Center, Suite 2200
                                San Francisco, CA  94111
                                Attn:  Contract Administration

                                With a copy to:

                                GATX Technology Services Corporation
                                2505 North Rocky Point Drive
                                Suite 960
                                Tampa, Florida 33607
                                Attn:  Contract Administration

            If to Lessee:
                                TELERGY NETWORK SERVICES, INC.
                                One Telergy Parkway
                                East Syracuse, New York 13057
                                Attn:  President

                                With a copy to:

                                Telergy, Inc.
                                20 Corporate Woods
                                Albany, New York 12211
                                Attn:  General Counsel

       16. MISCELLANEOUS: (a) Any notices hereunder shall be in writing and shall be deemed given when delivered personally, by private courier, by facsimile transmission or sent by certified mail, postage prepaid, addressed to the other party at its address set forth herein or to such other address as either party may designate in writing. Such notices or demands shall be deemed given upon receipt in the case of personal delivery, mailing or facsimile transmission. (b) Lessee will promptly execute and deliver to Lessor such further reasonable documents (including, but not limited to, financing statements) and take such further reasonable action (such as obtaining landlord or mortgagee's waivers), as Lessor may request in order to more effectively carry out the intent and purpose of this Lease or an assignment of Lessor's interest herein. (c) This Lease constitutes the entire agreement on the subject matter hereof between the parties hereto (other than any document executed in connection herewith), supersedes the provisions of any "term sheet" executed by the parties hereto and shall be binding upon and inure to the benefit of the parties hereto, their permitted successors and assigns. (d) Any provision of the Lease which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. (e) Time is of the essence with respect to the Lease. (f) The captions set forth herein are for convenience only and shall not define or limit any of the terms hereof. (g) The language in this Lease and the related documents is to be construed as to its fair meaning and not strictly for or against any party. (h) All payments shall be paid to the address designated by Lessor in the applicable Schedule or otherwise in a writing signed by Lessor. (i) Lessee's and Lessor's obligations hereunder shall survive the expiration and termination of the Term to the extent required for full performance and satisfaction thereof. (j) ALL MATTERS INVOLVING THE CONSTRUCTION, VALIDITY, PERFORMANCE AND ENFORCEMENT OF THIS LEASE WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW. (k) This Lease may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument; provided, however, that to the extent, if any, that this Lease or any Schedule constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease may be created through the transfer or possession of any counterpart of this Lease or any Schedule other than the original counterparts marked "Lessor's Original Counterpart". (l) Lessee shall pay on demand (i) all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Lessor in connection with the preparation, execution and delivery of, and evaluation of the transaction, including the retention of outside consultants to review the equipment, network implementation and Business Plan and the exercise of its duties under, this Lease, the Schedules and the documents executed in connection herewith and the preparation, execution and delivery of amendments and waivers hereunder and (ii) all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Lessor in connection with the enforcement or attempted enforcement of this Lease or any of the obligations under the Lease or the Schedules or in preserving any of Lessor's rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any "workout" or restructuring affecting the Lease or the Schedules or any bankruptcy or similar proceeding involving Lessee or any of its Affiliates).

       17. CONFIDENTIALITY. All information (other than any periodic reports filed by Lessee with the Securities and Exchange Commission) disclosed by Lessee to Lessor in writing or through inspection pursuant to this Lease shall be considered confidential. Lessor agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Lessor uses with its own confidential information, but in any event no less than a reasonable degree of care. Lessor shall not disclose such information to any third party (other than Lessor's members, Lessor's or Lessor's members' attorneys and auditors subject to the same confidentiality obligation set forth herein) and shall use such information only for purposes of evaluation of its extension of credit to Lessee and the exercise of Lessor's rights and the enforcement of its remedies under this Lease, the Schedules and the other document executed in connection herewith. The obligations of confidentiality shall not apply to any information that (a) was known to the public prior to disclosure by Lessee under this Lease, (b) becomes known to the public through no fault of Lessor, (c) is disclosed to Lessor by a third party having a legal right to make such disclosure, or (d) is independently developed by Lessor from information not confidential to Lessee.

       18.    GUARANTY.

              (a) Guaranty. In order to induce the Lessor to enter into this Lease and the Schedules and maintain the extensions of credit hereunder and in recognition of the direct benefits to be received by the applicable Guarantor, which directly or indirectly owns Equity Securities of Lessee, from the extensions of credit hereunder, each Guarantor hereby agrees with Lessor as follows: Guarantor hereby unconditionally, absolutely, independently and irrevocably guarantees the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations. If any or all of Lessee's Obligations become due and payable hereunder and are not paid by Lessee, Guarantor unconditionally promises to pay all of such Obligations to Lessor, or order, on demand, together with any and all reasonable expenses which may be incurred by Lessor in collecting any of the Obligations.

              Notwithstanding any provision to the contrary contained herein, to the extent the obligations of Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

              (b) Bankruptcy. Additionally, Guarantor unconditionally and irrevocably guarantees the payment of any and all Obligations of Lessee to Lessor whether or not due or payable by Lessee upon the occurrence of any of the events specified in Section 13(f), and unconditionally promises to pay such Obligations to Lessor, or order, on demand, in lawful money of the United States. Guarantor further agrees that to the extent that Lessee shall make a payment or a transfer of an interest in any property of Lessee, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or otherwise required to be repaid (whether as a result of litigation settlement or otherwise) to Lessee, the estate of Lessee, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

              (c) Nature of Liability. The liability of Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations of Lessee whether executed by any other guarantor or by any other party, and Guarantor's liability hereunder shall not be affected or impaired by
(a) any direction as to application of payment by Lessee or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by Lessee or any change of ownership of Lessee (other than to a Permitted Transferee), or
(e) any payment made to Lessor on the Obligations which Lessor repays to Lessee pursuant to court order or otherwise in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

              (d) Independent Obligation. The obligations of Guarantor hereunder are independent of the obligations of any other guarantor or Lessee, and a separate action or actions may be brought and prosecuted against Guarantor whether or not action is brought against any other guarantor or Lessee and whether or not Guarantor or Lessee is joined in any such action or actions.

              (e) Authorization. Guarantor authorizes Lessor without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Lease, including any increase or decrease in the Rental Payments and the implicit rate of interest therein, (b) take and hold security from any guarantor or any other party for the payment of this guaranty or the Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as Lessor in its discretion may determine and (d) release or substitute any one or more endorsers, guarantors, Lessee or other obligors.

                     (f) Reliance. It is not necessary for Lessor to inquire into the capacity or powers of Lessee or the officers, directors or agents acting or purporting to act on its behalf, and any indebtedness or Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

                     (g)    Waiver.

                            (i)    Guarantor waives any right (except as shall
be required by applicable statute and cannot be waived) to require Lessor to (A) proceed against Lessee, any other guarantor or any other party, (B) proceed against or exhaust any security held from Lessee, any other guarantor or any other party, or (C) pursue any other remedy in Lessor's power whatsoever. Guarantor waives any defense based on or arising out of any defense of Lessee, any other guarantor or any other party other than payment in full of the Obligations (other than inchoate indemnity obligations), including without limitation any defense based on or arising out of the disability of Lessee, any other guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of Lessee other than payment in full of the Obligations. Lessor may, at its election, foreclose on any security held by the Lessor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy Lessor may have against Lessee or any other party, or any security, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent the Obligations (other than inchoate indemnity obligations) have been paid. Guarantor waives any defense arising out of any such election by Lessor, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against Lessee or any other party or any security.

                            (ii)   Guarantor waives all presentments, demands
for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of the guaranty hereunder, and notices of the existence, creation or incurring of new or additional Obligations. Guarantor assumes all responsibility for being and keeping itself informed of Lessee's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder, and agrees that Lessor shall not have any duty to advise Guarantor of information known to it regarding such circumstances or risks.

                            (iii)  Guarantor hereby agrees it will not exercise
any rights of subrogation which it may at any time otherwise have as a result of the guaranty hereunder (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of Lessor against Lessee or any other guarantor of the Obligations of Lessee owing to Lessor (collectively, the "Other Parties") and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of the guaranty hereunder until such time as the Obligations (other than inchoate indemnity obligations) shall have been paid and Lessor's Commitment has been terminated. Guarantor hereby further agrees not to exercise any right to enforce any other remedy which Lessor now has or may hereafter have against any other party, any endorser or any other guarantor of all or any part of the Obligations of Lessee and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of Lessor to secure payment of the Obligations until such time as the Obligations have been paid in full and Lessor's Commitment has been terminated.



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                            (h)    Except as set forth in Section 18(b), all
guarantees of the Guarantor shall terminate and be of no further force and effect upon (i) payment in full of the Obligations or (ii) the assignment of the Obligations to a Permitted Transferee.


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



       19. AMENDMENTS, MODIFICATIONS, WAIVERS: NONE OF THE PROVISIONS OF THIS LEASE MAY BE AMENDED, MODIFIED OR WAIVED EXCEPT IN A WRITING SIGNED BY LESSOR AND LESSEE.

       This Lease is hereby duly executed by the parties hereto as set forth below.

LESSEE:                                   LESSOR:

TELERGY NETWORK SERVICES,                 GATX TELECOM INVESTORS I,
INC.                                      L.L.C.

                                          By:   GATX Capital Corporation,
                                                its Managing Member

BY: /s/ William M. Kelly, Jr.             BY: /s/ Mathew Maloney
   --------------------------                ----------------------------
NAME (PRINT): William M. Kelly, Jr.       NAME (PRINT): Mathew Maloney
             ----------------------                    ------------------

TITLE: CIO                                TITLE: Managing Director
     -------------------                         ------------------------

GUARANTOR:

TELERGY, INC.

BY: /s/ Kevin J. Kelly
   ---------------------

NAME (PRINT): Kevin J. Kelly
             -------------------

TITLE: Executive Vice President
      --------------------------

            This Lease incorporates the following Riders as if set forth herein:

                         Rider I, Rider II and Rider III

INITIALS                 (LESSEE)         INITIALS                 (LESSOR)
         ---------------                           ---------------



                                       29